Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT III Declares Initial Distribution

IRVINE, Calif. (April 14, 2014) – Griffin-American Healthcare REIT III, Inc. announced today that its board of directors has authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on the later of May 1, 2014 or the date the REIT reaches its $2 million minimum offering in its registered initial public offering, and ending on June 30, 2014. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.00164384 per share of common stock. These distributions will be aggregated and paid in cash or shares of common stock pursuant to the distribution reinvestment plan monthly in arrears.

Griffin-American Healthcare REIT III Advisor, LLC, the advisor of the REIT, will waive a combination of its asset management fees and/or acquisition fees that would otherwise be due to the advisor pursuant to the advisory agreement entered into with the REIT in order to provide the REIT with additional funds to pay distributions to its stockholders. The advisor has agreed to waive such fees in a total amount equal to the distributions payable to stockholders prior to the date the REIT acquires its first property or real estate-related investment.

Griffin-American Healthcare REIT III Advisor will not receive any additional shares of the REIT’s common stock or any other remuneration as a result of the waiver of these fees. Upon the acquisition of its first property, Griffin-American Healthcare REIT III will directly fund any stockholder distributions approved by its board of directors accruing from and after the date of such acquisition.

About Griffin-American Healthcare REIT III
Griffin-American Healthcare REIT III, Inc. intends to qualify as a real estate investment trust for federal income tax purposes. Griffin-American Healthcare REIT III intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, senior housing facilities, skilled nursing facilities and hospitals. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

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This release contains certain forward-looking statements with respect to the company’s ability to raise proceeds in its initial public offering, acquire healthcare real estate assets in the future and to pay distributions to its stockholders. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding our ability to raise proceeds in our initial public offering; uncertainties relating to the availability of healthcare-related real estate for acquisition and the diversity of such assets; uncertainties relating to changes in general economic and real estate conditions; and other risk factors as outlined in our company’s prospectus and periodic reports, as filed with the U.S. Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements.  We undertake no obligation to update any such statements that may become untrue because of subsequent events.